Exhibit 10.2

GE Healthcare Financial Services

AMENDED AND RESTATED MASTER LEASE AGREEMENT

dated as of March 10, 2004

THIS AMENDED AND RESTATED MASTER LEASE AGREEMENT (this “Agreement”) is between General Electric Capital Corporation (together with its successors and assigns, if any, “Lessor”) and the undersigned lessee (“Lessee”). Lessor has a mailing address 20225 Watertower Blvd., Suite 400 Brookfield, WI 53045, Attn: Operations Dept. Lessee is a corporation organized and existing under the laws of the State of Delaware. Lessee’s mailing address and chief place of business is 3600 Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201. This Agreement amends and restates in its entirety that certain Master Lease Agreement, dated as of May 7, 2001, by and among the parties hereto (the “Original Master Lease Agreement”) and contains the general terms that apply to the leasing of Equipment (defined below) from Lessor to Lessee. Additional terms that apply to the Equipment shall be contained on a schedule in the form attached hereto as Exhibit A (a “Schedule”).

1. CAPITALIZED TERMS: Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Annex A hereto.

1A. LEASE, TERM AND RENT PAYMENTS:

(a) Subject to the terms and conditions of this Agreement and the Schedules hereto, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, all units of equipment and other property described in the Schedule(s), and all accessories, upgrades, additions, substitutions, replacement parts and tools pertaining thereto (“Equipment” and individually a “unit of Equipment”) described in any Schedule signed by both parties up to an Aggregate Funded Amount of $60,000,000 (the “Maximum Amount”), provided that at least 67% of the total Aggregate Funded Amount of all Equipment leased at any time hereunder shall be GEMS Equipment.

(b) This Agreement shall be effective as of the date stated above upon satisfaction of each of the conditions to closing set forth in subparagraph (f) below and, unless sooner terminated by Lessor as hereinafter provided, shall continue until all Lease Obligations are fulfilled, provided that, Lessor shall not be obligated to fund additional Schedules on or after December 31, 2006 (the “Commitment Termination Date”). The term of each Schedule is as specified in the Schedule and commences upon the Lease Commencement Date (defined in subparagraph (c) below). In the event of a conflict between provisions of this Agreement and a Schedule, the provisions of the Schedule shall control.

(c) The rent payable for the Equipment and Lessee’s acceptance and right to use the Equipment shall begin on the earlier of (i) five days after the date the Lessee is notified that the Equipment has been assembled and is operating in accordance with the manufacturer’s published performance specifications, (ii) the date the Lessee first uses the Equipment or (iii) the date when Lessee has accepted the Equipment under a certificate of acceptance (“Lease Commencement Date”).

(d) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor in writing to Lessee. Rent payments shall be in the amount set forth in the applicable Schedule and are due in advance beginning either (i) three calendar months after Lease Commencement Date if the Lease Commencement Date falls on the 1st or 15th of a calendar month (a “Payment Date”), or (ii) on the first Payment Date that occurs at least three months after the Lease Commencement Date if the Lease Commencement Date does not fall on a Payment Date (such first Payment Date as referenced in either (i) or (ii) above, referred to as the “Initial Payment Date”), and due on the same day of each consecutive month for the next 59 months thereafter; provided, that if the Lease Commencement Date does not fall on a Payment Date the rent payment due on the Initial Payment Date shall be increased by the interim rent (the “Interim Rent”) for the period beginning on the date that is three months after the Lease Commencement Date and ending on the Initial Payment Date (the “Interim Rent Period”), calculated in accordance with the applicable Schedule. Rent payments for Schedules that lease GEMS Equipment shall be determined by multiplying the Funded Amount of GEMS Equipment (less any soft costs included therein) by the Applicable GEMS Equipment Rent Percentage. Rent payments for all other Schedules will be evaluated and priced by Lessor in its sole discretion. Prior to the signing of each Schedule, Lessee shall pay the Advance Payment and, prior to shipment of the Equipment leased under each Schedule, Lessee shall pay the Advance Rent (the Advance Payment and Advance Rent shall be collectively referred to as the “Advance Obligations”). The Advance Obligations shall be applied toward rent due on the Initial Payment Date. In no event shall any Advance Obligations or any other rent payments be refunded to Lessee. If rent is not paid within ten days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any. All other payments received by Lessor shall first be applied to any accrued late charge(s) and other monies due Lessor hereunder and then to any unpaid rents.

(e) Lessee shall reimburse Lessor for all reasonable out-of-pocket costs and expenses incurred in connection with preparation of this Agreement and the other Lease Documents and the closing of the transactions contemplated therein (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors retained in connection with the Lease Documents and all related transactions and advice in connection therewith). Prior to the entering into of each Schedule, Lessee shall pay to Lessor the Documentation Fee. In the event that significant revisions are necessary to any Schedule at the request of Lessee or Lessee’s legal counsel, such Documentation Fee will be increased accordingly to cover any additional costs and expenses associated with entering into such Schedule.

(f) This Agreement and Lessor’s obligations hereunder shall not become effective until the following conditions to closing have been satisfied:

(i) This Agreement or counterparts hereof shall have been duly executed by, and delivered to Lessor and Lessee;

(ii) Lessor shall have received a duly executed original Guaranty, executed by each Guarantor;

(iii) Lessor shall have received duly executed originals of opinions of Haynes and Boone LLP, counsel to Lessee and Guarantors, in form and substance satisfactory to Lessor;

(iv) Lessor shall have received a duly executed original certificate of the Chief Executive Officer and Chief Operating Officer of the Lessee and the Chief Operating Officer of each Guarantor, in form and substance satisfactory to Lessor (an “Officer’s Certificate”), dated as of the date of this Agreement, stating that, since September 30, 2003 (A) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (B) no litigation, suit or similar proceeding in court or before any commission, board or other administrative agency has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement or any of the Schedules, (C) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Lessee or Guarantors and (D) as of the date of this Agreement, all representations and warranties contained in the Agreement or any other Lease Document are true, complete and correct and neither Lessee nor any Guarantor has violated any covenant contained in the Agreement or any other Lease Document;

(v) Lessor shall have received evidence reasonably satisfactory to it that Lessee is in compliance with all Insurance requirements set forth in Section 8 of the Agreement;

(vi) As of the date of this Agreement, all representations or warranties of Lessee or any Guarantor under the Agreement or any other Lease Document are true, complete and correct in all material respects and Lessee and each Guarantor is in compliance with all covenants contained in the Agreement or any other Lease Document;

(vii) As of the date of this Agreement, there shall not have been any fact, event or circumstance that alone or when taken with other events or conditions occurring or existing concurrently with such event or condition has or is reasonably expected to have a Material Adverse Effect;

(viii) As of the date of this Agreement, there exists no default or event of default under this Agreement or any other Lease Document;

(ix) The corporate structure, capital structure, debt instruments, material contracts and governing documents of Lessee and its affiliates shall be consistent with Lessee’s prior written disclosures to Lessor, or otherwise acceptable to Lessor in its reasonable discretion and Lessor shall have completed all of its business and legal due diligence to its satisfaction;

(x) Cash Collateral in an amount sufficient to satisfy the Cash Collateral requirement set forth in Section 14 for all outstanding Schedules as of the date of this Agreement shall have been deposited in the Cash Collateral Account, and the Lessor shall have received fully-executed copies of the tri-party agreement described in Section 14(b);

(xi) Lessee shall have reimbursed Lessor for all reasonable fees, costs and expenses owing to Lessor pursuant to Section 1A.(e) as of the date of this Agreement.

(xii) As of the date of this Agreement, Lessee shall be in compliance with the financial covenants set forth in Section 13(j) of this Agreement.

(g) Lessor’s obligation to enter into each Schedule shall be conditioned upon satisfaction of the following conditions:

(i) Lessor shall have received a duly executed original counterpart of such Schedule signed by the Lessee;

(ii) Lessor shall have received a duly executed original Officer’s Certificate, dated as of the date of such Schedule, stating that, since the last quarterly financial statements delivered to the Lessor (A) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (B) no litigation, suit or similar proceeding in court or before any commission, board or other administrative agency has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement or any other Lease Document, and (C) as of the date of such Schedule, all representations and warranties contained in the Agreement or any other Lease Document are true, complete and correct in all material respects and neither Lessee nor any Guarantor has violated any covenant contained in the Agreement or any other Lease Document;

(iii) Lessor shall have received evidence reasonably satisfactory to it that Lessee is, and will continue to be after giving effect to such Schedule, in compliance with all Insurance requirements set forth in Section 8 of the Agreement;

(iv) As of the date of such Schedule, all representations or warranties of Lessee or any Guarantor under the Agreement or any other Lease Document are true, complete and correct in all material respects and Lessee and each Guarantor is in compliance with all covenants contained in the Agreement or any other Lease Document;

(v) As of the date of such Schedule, there shall not have been any fact, event or circumstance that alone or when taken with other events or conditions occurring or existing concurrently with such event or condition has or is reasonably expected to have a Material Adverse Effect;

(vi) As of the date of such Schedule, there exists no default or event of default under the Agreement or any other Lease Document;

(vii) Lessee shall have received Cash Collateral in an amount sufficient to satisfy the Cash Collateral requirement set forth in Section 14 for such Schedule, and the total Cash Collateral received by Lessor after giving effect to such receipt shall be sufficient to satisfy the requirements of Section 14;

(viii) Lessee shall have paid to Lessor the Documentation Fee for such Schedule.

(viii) As of the date of such Schedule, Lessee shall be in compliance with the financial covenants set forth in Section 13(j) of this Agreement.

(h) Notwithstanding the foregoing, Lessor in its sole discretion may, but shall not be obligated to, (i) lease to Lessee Equipment in excess of the Maximum Amount, (ii) continue to lease Equipment to Lessee on or after the Commitment Termination Date or (iii) lease additional non-GEMS Equipment even if such additional non-GEMS Equipment causes the percentage of GEMS Equipment leased to be less than 67% of the total Equipment leased.

2. TRANSPORTATION AND RISK OF LOSS: The Equipment will be shipped to the site identified in a Schedule by the supplier or manufacturer of the Equipment identified in the Schedule (“Supplier”). The Lessee or the Supplier will bear responsibility for transportation and risk of loss of the Equipment at all times. At no time will Lessor bear the risk of loss. The use of the term “risk of loss” herein shall include, without limitation, the entire risk of any loss, theft, damage to, or destruction of any unit of Equipment from any cause whatsoever.

3. NET LEASE: This Agreement constitutes a net lease, and Lessee’s obligation to pay the rents and other amounts due hereunder (and the continuing effectiveness and enforceability of this Agreement) are absolute, unconditional, non-cancelable and independent obligations not subject to abatement, diminution, suspension, deferment or reduction of, or offset against, Lessee’s obligations hereunder for any reason including without limitation: (i) any claims of Lessee against the Supplier of the Equipment; (ii) any defect in, damage to, or loss of destruction of any unit of Equipment however arising; or (iii) any interference with Lessee’s use of any unit of Equipment by any third party (including any governmental body). It is the express intention of the parties hereto that all rents and other amounts payable by Lessee to Lessor hereunder shall continue to be promptly and unconditionally paid in all events. Nothing contained herein shall release, limit or waive rights and claims which Lessee may have against the Supplier of the Equipment. Lessor hereby assigns to Lessee, without recourse and solely for the purpose of prosecuting a claim against the Supplier of the Equipment, all rights that the Lessor may have against the Supplier of the Equipment for breach of warranty or other representations with respect to the Equipment; provided however, that this assignment shall not preclude Lessor in its reasonable discretion, from asserting and prosecuting such a claim on Lessee’s behalf.

4. RENT ADJUSTMENT:

(a) If, solely as a result of Congressional enactment of any law (including, without limitation, any modification of, or amendment or addition to, the Internal Revenue Code of 1986, as amended, “Code”), the maximum effective corporate income tax rate (exclusive of any minimum tax rate) for calendar-year taxpayers

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(“Effective Rate”) is higher than 35% for any year during the lease term, then Lessor shall have the right to increase such rent payments by increasing the amount of the rent for the remaining term.

(b) Lessee’s obligations under this Section 4 shall survive any expiration or termination of this Agreement.

(c) Until the Lease Commencement Date, Lessor shall have the right to adjust the rent as set forth in the Schedule(s). In addition, Lessee acknowledges that Lessor may adjust the rent, up or down, by no more than 10% within each Schedule to account for Equipment change orders, Equipment returns, invoicing errors, and similar matters. Lessor shall send Lessee a written notice stating the final rent, if it has changed.

5. TAXES: If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively “Taxes”). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 4 and 22. Lessee shall promptly reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee’s payment of Taxes upon request by Lessor. Lessee’s obligations under this Section 5 shall survive any expiration or termination of this Agreement.

6. REPORTS:

(a) If any tax, charge or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten days after Lessee becomes aware of the tax, charge or lien. The notice shall include the full particulars of the tax, charge or lien and the location of such Equipment on the date of the notice.

(b) Lessee will deliver to Lessor, Lessee’s complete financial statements (including any management letter prepared in connection therewith), certified by a recognized firm of certified public accountants within 90 days of the close of each fiscal year of Lessee. Lessee will deliver to Lessor copies of Lessee’s quarterly financial report certified by the chief financial officer of Lessee, within 90 days of the close of each fiscal quarter of Lessee. Lessee will deliver to Lessor all Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission within 30 days after the date on which they are filed.

(c) Lessee will deliver to Lessor, any other reports, certificates and other information, including without limitation any Officer’s Certificate or certificate of covenant compliance, reasonably requested by Lessor from time to time, all in form and substance reasonably satisfactory to Lessor.

(d) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice (except as otherwise provided in Section 10).

(e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or ten thousand dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

(f) Lessee will not change its state of incorporation or organization or its name as it appears in official filings in the state of its incorporation or organization without giving Lessor at least 10 days’ prior written notice.

7. USE, OPERATION AND MAINTENANCE:

(a) Except as otherwise agreed to by Lessor, all Equipment shall be shipped directly to Lessee.

(b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies.

(c) Lessee will not move any Equipment from the location specified on the Schedule without the prior written consent of Lessor; provided, however, that Lessee may, without the prior written consent of the Lessor, relocate the Equipment from the location designated on a Schedule to a new location at which Lessee or one of its subsidiaries conducts lawful business operations following written notice to Lessor and execution of such documentation as Lessor shall reasonably request.

(d) Lessee will keep the Equipment free and clear of all Liens other than those which result from acts of Lessor.

(e) Lessor shall not disturb Lessee’s quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and is continuing under this Agreement.

(f) Lessee’s use of the Equipment shall be subject to the Supplier’s terms and conditions of sale, including, but not limited to any requirements regarding site preparation. Lessee further acknowledges that in the event the Equipment contains embedded software, such software is subject to the proprietary rights of the owner thereof and Lessee’s use of such software will be subject to the terms of any related software licenses.

(g) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted and also maintain the Equipment in accordance with manufacturer’s recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor.

(h) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior written consent of Lessor. All additions, parts, supplies, accessories, and Equipment (“Additions”) furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law.

8. INSURANCE: Lessee agrees at its own expense, to keep the Equipment insured with companies reasonably acceptable to Lessor for such amounts and against such hazards as Lessor may require, including, but not limited to, all risk physical damage insurance for the Equipment itself, with losses under the policies payable to Lessor or its assigns, if any, and liability coverage for personal injuries, death and/or property damages on terms satisfactory to Lessor. Lessor shall be named as an additional insured under all such insurance policies with loss payable clauses under said policies payable in Lessor’s favor, as Lessor’s interest may appear. Said Equipment shall be insured for not less than its Stipulated Loss Value (as provided for on each Schedule, the “Stipulated Loss Value”) or such other amount as Lessor shall specify. Said liability insurance shall be in an amount of not less than two million dollars ($2,000,000.00) or such lower amount as Lessor shall specify. Lessee hereby appoints Lessor as its attorney-in-fact to make proof of loss and claims for insurance and to make adjustments with insurers and to receive payment of and

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execute or endorse all documents, checks or drafts in connection with payments made with respect to such insurance policies. Lessee may not make adjustments with insurers except with Lessor’s prior written consent. The policies will provide that the insurance may not be altered or canceled by the insurer until after thirty days written notice to Lessor. In the event of damage to or loss, secretion, destruction or theft of the Equipment, or any portion of the Equipment, whether in whole or in part, Lessee will pay to Lessor the Stipulated Loss Value of all Equipment, or of the portion of the Equipment affected if the value and use of the remainder of the Equipment are not affected at the time of such occurrence (except the extent that Lessor indefeasibly receives proceeds of insurance covering such Equipment). Lessor may, at Lessor’s option, apply proceeds of insurance, in whole or in part, (i) to repair or comparably replace the Equipment or any portion of it or, (ii) to satisfy any of Lessee’s obligations pursuant to this Agreement or a Schedule; provided, that Lessor shall make a reasonable effort to consult with Lessee prior to exercising any of the above options.

9. STIPULATED LOSS VALUE: If for any reason any unit of Equipment becomes lost, stolen, destroyed, irreparably damaged or unusable (“Casualty Occurrences”) Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor on the Casualty Payment Date (defined below), the sum of (i) the Stipulated Loss Value (see Schedule(s)) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (ii) all rent and other amounts which are then currently outstanding and due under this Agreement for the affected unit. The “Casualty Payment Date” shall be the next rent payment date after the Casualty Occurrence. Upon Payment of all sums due hereunder, the term of this Agreement as to such unit of Equipment shall terminate.

10. DEFAULT AND REMEDIES:

(a) Lessor may declare this Agreement in default if: (i) Lessee breaches its obligation to pay rent or any other sum owing to Lessor (under this Agreement or otherwise) when due and fails to cure the breach within ten days; (ii) Lessee breaches any of its insurance obligations under Section 8 above; (iii) Lessee breaches any of its other obligations, agreements or covenants under this Agreement and fails to cure that breach within 30 days after written notice from Lessor, provided, that if such failure is capable of cure but cannot be cured within such 30 day period, then Lessor, in its sole discretion, may grant Lessee an additional 30 days to cure such failure provided that Lessee promptly commences and diligently pursues such cure; (iv) any representation or warranty made by Lessee in connection with this Agreement shall be incorrect, false or misleading in any material respect; (v) Lessee or any Guarantor or other obligor for the Lessee’s obligations hereunder becomes insolvent or ceases to do business as a going concern; (vi) Lessee assigns any of its interests in this Agreement or in the Equipment without Lessor’s prior consent except as permitted by Section 19; (vii) if Lessee or any Guarantor is a natural person, any death or incompetency of Lessee or such Guarantor; (viii) a petition is filed by or against Lessee or any Guarantor under any bankruptcy or insolvency laws (in which event it shall be an immediate event of default) and in the event of an involuntary petition, the petition is not dismissed within 45 days of the filing date; or (ix) any material adverse change occurs in Lessee’s financial condition or business operations (or of any Guarantor) or any material change occurs in the ownership of Lessee (or of any Guarantor), which adversely affects the ability of the Lessee to meet its Lease Obligations hereunder. Lessee’s default under a Schedule or a default by Lessee or any entity managed or controlled by Lessee or by any principal of Lessee under any other agreement or contract with Lessor, including without limitation a default by Lessee under any credit or loan facility between Lessor and Lessee, not cured within applicable cure periods will at Lessor’s sole option, constitute a default of this Agreement and all Schedules entered into pursuant to this Agreement.

(b) Upon the occurrence of an event of default hereunder, Lessor shall have the non-exclusive option to: (i) declare the aggregate rents or the Stipulated Loss Value (see Schedule) payable under any or all of the Schedules immediately due and payable; (ii) declare all other amount(s) due Lessor hereunder immediately due and payable; (iii) collect from Lessee, on all monies due but unpaid for more than ten days, a late charge of five cents per dollar on, and in addition to, the amount of all such monies, but not exceeding the lawful maximum; (iv) take possession of the Equipment and remove same from its existing location(s) without notice to or consent of Lessee; and store and/or dispose (by public sale or otherwise) of the Equipment at its then existing location(s) at no charge to Lessor; (v) sell or lease any or all items of Equipment at public or private sale or lease at such time or times as Lessor may determine and if notice thereof is required by law, any notice in writing of any such sale or lease by Lessor to Lessee not less than ten days prior to the date thereof shall constitute reasonable notice thereof to Lessee; (vi) withdraw Cash Collateral from the Cash Collateral Account and/or draw upon letters of credit constituting Cash Collateral in any amount or amounts; (vii) otherwise dispose of, hold, use, operate, or keep idle such Equipment, all as Lessor, in its sole discretion, may determine; and (viii) assert any other remedies available to Lessor at law or in equity (including, without limitation, under the UCC). Notwithstanding the preceding sentence, if any event of default shall occur only under subpart (ix) of Section 10(a) and no other event of default shall have occurred and be continuing, Lessor shall only have the option to take any or all of the following remedies: (i) withdraw from the Cash Collateral Account or draw upon letters of credit the Cash Collateral described in Section 14 in any amount in the Lessor’s sole discretion and (ii) permanently terminate Lessee’s ability to request any and all additional fundings; provided, however, that if any event of default other than under subpart (ix) of Section 10(a) shall occur and continue after the occurrence of an event of default under subpart (ix) of Section 10(a), Lessor shall no longer be limited to the remedies in this sentence but shall have the option to exercise any and all remedies pursuant to the preceding sentence.

(c) After deducting all expenses of retaking, repairing, holding, transporting, selling and/or reletting the Equipment, the net proceeds (if any) from such sale or reletting by Lessor shall be applied against Lessee’s obligation hereunder. The proceeds of any sale, re-lease, or other disposition (if any) shall be applied in the following priorities: (i) first, to pay all Lessor’s costs, charges and expenses in taking, removing, holding, repairing, selling, re-leasing and disposing of the Equipment; (ii) second, to the extent not previously paid by Lessee or by a Guarantor of Lessee’s obligations hereunder to pay Lessor all amounts due from Lessee hereunder; and (iii) lastly, any surplus shall be retained by Lessor. Lessor shall have the right to seek a deficiency from Lessee notwithstanding Lessor’s repossession or abandonment of the Equipment, or Lessor’s sale or reletting the Equipment to a third party.

(d) The foregoing remedies are cumulative and nonexclusive of any other rights and remedies that Lessor may have under any other agreement or at law or in equity and may be exercised individually or concurrently, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor’s actual attorney’s fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

11. INDEMNIFICATION: Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the

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Equipment or this Agreement (“Claims”). This indemnity shall include, but is not limited to, Lessor’s strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing. All of Lessor’s rights, privileges and indemnities contained in this Section 11 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

12. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. ALL SUCH RISKS, AS BETWEEN LESSOR AND LESSEE, ARE TO BE BORNE BY LESSEE. LESSEE FURTHER AGREES THAT LESSOR AND ITS REPRESENTATIVES HAVE NO LIABILITY TO LESSEE FOR (I) ANY PENAL, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOST PROFIT OR REVENUE, (II) ANY ASSISTANCE NOT REQUIRED UNDER THE SCHEDULE, OR (III) ANYTHING OCCURRING AFTER THE END OF A SCHEDULE RELATING IN ANY WAY TO THE EQUIPMENT, THIS AGREEMENT OR ANY OF THE LEASE DOCUMENTS. THIS IS A COMMERCIAL LEASE TRANSACTION. ANY CLAIM RELATED TO THIS CONTRACT WILL BE COVERED SOLELY BY COMMERCIAL LEGAL PRINCIPLES. LESSOR, ITS REPRESENTATIVES AND ASSIGNS WILL NOT HAVE ANY NEGLIGENCE OR OTHER TORT LIABILITY TO LESSEE OR ANY PERSON OR ENTITY, ARISING FROM THIS AGREEMENT AND ANY OTHER DOCUMENT OR ANY USE OF ANY EQUIPMENT.

13. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE: Lessee, on behalf of itself and, as applicable, each of its Subsidiaries and the Guarantors, makes each of the following representations, warranties, and covenants to Lessor on the date hereof and on the date of execution of each Schedule.

(a) Lessee and each Guarantor has full power and capacity to enter into, and perform under, this Agreement, the Schedules and all other Lease Documents that such Person is a party to. Lessee and each Subsidiary is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

(b) The Lease Documents have been duly authorized, executed and delivered by Lessee and, when applicable, each Guarantor and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

(c) No approval, consent or withholding of objections is required from any governmental authority or any Person or entity with respect to the entry into or performance by Lessee or any Guarantor of the Lease Documents except such as have already been obtained.

(d) The entry into and performance by Lessee and each Guarantor of the Lease Documents will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any Guarantor, or any provision of Lessee’s or any Guarantor’s organizational documents; or (ii) result in any breach of, constitute a default under or result in the creation of any Lien upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee or any Guarantor is a party.

(e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee or any Guarantor, which if decided against Lessee or any Guarantor will have a material adverse effect on its business or operations or its ability to fulfill its obligations under this Agreement.

(f) The Equipment is and will remain tangible personal property.

(g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”). Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of the Lessee or any Guarantor.

(h) Lessee’s exact legal name is as set forth in the last page of this Agreement and Lessee is and will be at all times validly existing and in good standing under the laws of the State of its formation (specified in the first sentence of this Agreement). Schedule I of this Agreement is a complete and accurate list (as of the date hereof) of all of Lessee’s Restricted Subsidiaries and Unrestricted Subsidiaries. Each Subsidiary’s exact legal name is as set forth on Schedule I and each Subsidiary is and will be at all times validly existing and in good standing under the laws of the State of its formation (specified on Schedule I)

(i) The Equipment will at all times be used for commercial or business purposes.

(j) Lessee shall comply with the following financial covenants:

(i) Maximum Total Debt Leverage Ratio. Lessee shall maintain on (A) a quarterly basis and (B) each funding under a Schedule, a Total Debt Leverage Ratio of not more than (i) 5.00 to 1.00 during fiscal year ending December 31, 2004 and (ii) 4.75 to 1.00 during fiscal years ending December 31, 2005 and December 31, 2006. With respect to clause (B) of this section, Lessee agrees to provide Lessor with evidence (including, without limitation, any certificate, report or other information reasonably requested by Lessor) of compliance with such covenant through the earlier of the most recent fiscal month (x) for which Lessee has completed its monthly financial statements, or (y) which ended at least 30 days prior to the funding date; provided, that, if the most recent fiscal month is the last month in a fiscal quarter, and the financial information described above is delivered or certified prior to Lessee’s completion of its financial statements for such fiscal quarter, then the information is subject to reasonable and customary quarter-end adjustments. Failure to comply with this covenant shall not constitute a default under this Agreement; but shall terminate Lessee’s ability to request fundings under new Schedules after the date of such non-compliance until such time as Lessor shall notify Lessee that Lessee again has the ability to request fundings under new Schedules, provided that if such notice shall not have been given within 90 days after the date of such non-compliance, then Lessee’s ability to request fundings under new Schedules shall terminate indefinitely.

(ii) Minimum Fixed Charge Coverage Ratio. Lessee shall maintain on (A) a quarterly basis and (B) each funding under a Schedule, a Fixed Charge Coverage Ratio of at least 1.10 to 1.00. With respect to clause (B) of this section, Lessee agrees to provide Lessor with evidence (including, without limitation, any certificate,

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report or other information reasonably requested by Lessor) of compliance with such covenant through the earlier of the most recent fiscal month (x) for which Lessee has completed its monthly financial statements, or (y) which ended at least 30 days prior to the funding date; provided, that, if the most recent fiscal month is the last month in a fiscal quarter, and the financial information described above is delivered or certified prior to Lessee’s completion of its financial statements for such fiscal quarter, then the information is subject to reasonable and customary quarter-end adjustments. For purposes of determining Lessee’s compliance with this covenant during any testing period, the amount of Capital Expenditures subtracted from EBITDA in such determination shall exclude Capital Expenditures actually incurred during such testing period in excess of $15,000,000; provided, however, the maximum amount of such excluded Capital Expenditures for any such testing period shall not exceed $20,000,000. Failure to comply with this covenant shall not constitute a default under this Agreement; but shall terminate Lessee’s ability to request fundings under new Schedules after the date of such non-compliance until such time as Lessor shall notify Lessee that Lessee again has the ability to request fundings under new Schedules, provided that if such notice shall not have been given within 90 days after the date of such non-compliance, then Lessee’s ability to request fundings under new Schedules shall terminate indefinitely.

(iii) Total Indebtedness to Lessor. The sum of the Lessee’s total Indebtedness, plus the Adjusted Aggregate Stipulated Loss Value, plus any equity investment now existing or hereafter acquired (but not including any senior notes or stock of the Lessee acquired by Lessor or any of its affiliates through purchase from a party other than Lessee, its agents or representatives), which is owing or outstanding to Lessor or any of its affiliates shall not exceed at any time $100,000,000.

14. CASH COLLATERAL:

(a) Lessee shall provide and maintain Cash Collateral equal to twenty percent (20%) of the Adjusted Aggregate Stipulated Loss Value at such time and shall be measured with each delivery of Equipment during the term of this Agreement and adjusted on a quarterly basis to take into account any reductions in the Aggregate Stipulated Loss Value; provided, however, that upon the release of the Guaranties as described in the last sentence of Section 26, the Cash Collateral shall increase to (1) thirty percent (30%) of the Adjusted Aggregate Stipulated Loss Value with respect to Equipment manufactured by a Person other than an Affiliate of Lessor and (2) twenty percent (20%) of the Adjusted Aggregate Stipulated Loss Value with respect to Equipment manufactured by an Affiliate of Lessor.

(b) The Cash Collateral Account shall at all times be subject to a tri-party agreement among Lessor, Lessee and the bank maintaining such account in form and substance satisfactory to Lessor and providing that (i) the bank will comply with instructions originated by the Lessor directing disposition of the funds in the Cash Collateral Account without further consent of the Lessee, (ii) the Lessee shall have no right to direct the disposition of funds in the Cash Collateral Account, (iii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account other than for payment of its service fees and other charges directly related to the administration of such account.

15. EARLY BUY-OUT OPTION:

(a) Lessee shall have the option to purchase GEMS Equipment on a given Schedule on the Early Buy-Out Date by entering into an Addendum to such Schedule and to this Agreement, in the form attached hereto as Exhibit B, which is dated as of the date of such Schedule (or such other date as may be agreed upon by Lessor in its sole discretion) and which sets forth the Early Buy-Out Date, FMV Early Option Price and the other terms governing such Early Buy-Out Option (the “Early Buy-Out Addendum”). The FMV Early Option Price for a Schedule containing GEMS Equipment will be determined by multiplying the Funded Amount of such GEMS Equipment by the Applicable GEMS Equipment Buy-Out Percentage. The Early Buy-Out Date for a Schedule containing GEMS Equipment shall be a date occuring after the 50th rent payment on such Schedule has been made, but before the 51st rent payment is due.

(b) In Lessor’s sole discretion, Lessor may allow Lessee, at Lessee’s option to purchase Equipment (other than GEMS Equipment) on a given Schedule on the Early Buy-Out Date by entering into an Early Buy-Out Addendum. The Early Buy-Out Date, FMV Early Option Price and other terms of such Early Buy-Out Option shall be determined by the Lessor.

16. END-OF-TERM OPTIONS: At least 180 days prior to the expiration of the original term of a Schedule or any subsequent term, Lessee must elect, by written notice to Lessor, one of the following end-of-term options: (i) Lessee’s renewal of that Schedule for a one or two year term at a monthly rental determined at the time of renewal (based on the Equipment’s then fair market value), (ii) Lessee’s purchase of all (but not less than all) of the Equipment leased under that Schedule as set forth in Section 17 below; or (iii) Lessee’s return of all (but not less than all) of the Equipment leased under that Schedule to Lessor. Should Lessee fail to comply with the provisions described above covering written notice, upon expiration of the Term, the Term of the Schedule shall be automatically extended for a term of three months at the highest monthly rental amount. Thereafter, the Term of the Schedule will be extended for subsequent full month periods, on a month-to-month basis, until Lessee has given at least 60 days written notice terminating the Schedule.

17. PURCHASE OPTION:

(a) Lessee may at lease expiration purchase all (but not less than all) of the Equipment in any Schedule on an AS IS, WHERE IS BASIS for cash equal to its then Fair Market Value (plus all applicable taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least 90 days in advance. If Lessee is in default or if the corresponding Schedule has already been terminated Lessee may not purchase the Equipment.

(b) “Fair Market Value” shall mean the price that a willing buyer would pay for the Equipment in an arm’s-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement. The Equipment shall be valued on a fully assembled, installed and operational basis. If Lessor and Lessee are unable to agree on the Fair Market Value, Lessor shall appoint, at least 90 days before lease expiration, an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser’s determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

(c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within 30 days after Fair Market Value is told to Lessee.

18. REMOVAL AND RETURN OF EQUIPMENT:

(a) At the expiration or earlier termination of a Schedule, Lessee will arrange for the removal and return of the Equipment at its expense, including all transportation to a place designated by Lessor within the Continental United States of America. If Lessee makes modifications to its premises after the Equipment has been installed which impede the removal of the Equipment, the cost of removing the impediments and restoring the premises will be at Lessee’s expense. The Equipment will be returned to Lessor or its assigns on the expiration or earlier termination of a Schedule in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order and condition, operable in accordance with the Supplier’s then prevailing performance specifications for it. All waste material and fluid must

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be removed from the Equipment and disposed of by Lessee in accordance with the then current waste disposal laws. If the Equipment is not so returned, Lessor, at Lessee’s sole expense, may have the Equipment restored to such a condition. If Lessor so requires, the units of Equipment shall be de-installed and crated by an authorized Supplier’s representative or such other service person as is reasonably satisfactory to Lessor.

(b) If Lessor so requires, at Lessor’s sole discretion, Lessee shall obtain a policy of transit insurance for the return of the Equipment to Lessor in an amount equal to the replacement value of the Equipment. Such transit insurance must name Lessor as the loss payee. Lessee shall pay for all costs of complying with this section.

(c) Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers. Lessee shall also provide an up to date copy of all other documentation pertaining to the Equipment.

(d) All service manuals, blueprints, process flow diagrams, operating manuals, inventory, maintenance records and clinical images (for diagnostic imaging equipment only) not older than 30 days with patient data erased, shall be given to Lessor at least 30 days, and not more than 60 days prior to the Agreement termination.

(e) Lessee shall make the Equipment available for Lessor’s on-site operational inspection by potential purchasers at least 120 days prior to and continuing up to Agreement termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.

19. ASSIGNMENT:

(a) LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT OR THE RIGHTS OR OBLIGATIONS OF LESSEE UNDER THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR, except that, Lessee may, upon not less than thirty (30) days prior written notice to Lessor, assign its rights under any Schedule to a Joint Venture as a co-lessee (in such capacity such Joint Venture being referred to as a “Co-Lessee”) provided that (i) upon review of such due diligence as Lessor deems reasonably necessary, Lessor is satisfied that such Co-Lessee has the legal ability to become obligated under, and perform, all Lease Obligations arising under such Schedule and will be solvent after giving effect to the assumption of such Lease Obligations and (ii) prior to such assignment, Lessee and Co-Lessee shall have executed and delivered to Lessor an assignment and assumption agreement in form and substance satisfactory to Lessor, which provides, among other things, that Lessee and Co-Lessee are at all times, before and after such assignment, jointly and severally liable for the Lease Obligations arising under such Schedule pursuant to the terms of Section 27 of this Agreement.

(b) Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule, provided that any such assignment shall not relieve Lessor of its obligations hereunder and provided further, that such assignee shall not disturb Lessee’s quiet and peaceful possession of the Equipment and the use thereof during the term hereof so long as Lessee is not in default hereunder, and such assignee shall comply with all obligations related to Lessee’s exercise of its options under Sections 15, 16 and 17 hereof. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Lessor or assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.

20. NO THIRD PARTY BENEFICIARIES: This Agreement is solely for the benefit of Lessee and Lessor and no Person is, or shall be considered an intended third party beneficiary thereof, and no Person other than Lessee and Lessor shall have an enforceable right to any benefits under this Agreement.

21. PROTECTED HEALTH INFORMATION. Lessee shall not disclose any Protected Health Information to Lessor during the term of this Agreement. In the event Lessor exercises its rights to proceed against, or otherwise obtains possession of, the Equipment, whether by event of default, termination of this Agreement, or otherwise, Lessee shall (provided that Lessor provides Lessee with a reasonable opportunity to do so) purge and/or remove any and all Protected Health Information from that part of the Equipment, including from any related hardware or software, and ensure that the transfer of the Equipment shall not result in Disclosure of any Protected Health Information. “Protected Health Information” has the meaning as set forth in 45 C.F.R. § 164.501. “Disclosure” has the meaning set forth in 45 C.F.R. § 164.501.

22. TAX BENEFIT INDEMNIFICATION: Lessor and Lessee agree that should either the United States government or any state or local tax authority disallow, eliminate, reduce, recapture, or disqualify, in whole or in part, the tax benefits claimed under a Schedule by Lessor, Lessee will then indemnify Lessor by payment, at its choice, of either: (i) supplemental rent to Lessor during the remaining period of the term of the Schedule in an amount necessary to permit Lessor to receive (on an after tax basis over the full term of the Schedule) the same rate of return that Lessor would have realized had there not been a loss or disallowance of such benefits, together with any interest or penalties which might be assessed by the governmental authority(ies) with respect to such loss or disallowance, or (ii) a lump sum, payable on demand, to Lessor which will be equal to the amount necessary to permit Lessor to receive (on an after-tax basis over the full term of that Schedule) the same rate of return that Lessor would have realized had there not been a loss or disallowance of such benefits, together with the amount of any interest or penalties which might be assessed by the governmental authority(ies) with respect to such loss or disallowance. All references to Lessor in this Section include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor’s rights, privileges and indemnity contained in this Section shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.

23. COMPLIANCE WITH REPORTING RESPONSIBILITIES: Lessee agrees to fully and accurately account for, and report in any applicable cost reports, all items and services received from Lessor under this Agreement, in a way which complies with all applicable laws and regulations, including the Federal Social Security Act and implementing regulations relating to Medicare, Medicaid and the Federal Health Care Programs.

24. FILING: Lessee will sign and return to Lessor when requested such instrument(s) as applicable law requires or permits to give public notice of Lessor’s interest in the Equipment. In addition, Lessee hereby authorizes Lessor to file a precautionary financing statement and amendments thereto describing the Equipment described in any and all Schedules now and hereafter executed pursuant hereto and adding any collateral described therein and containing any other information required by the applicable UCC. If and to the extent that this Agreement or a Schedule is deemed a security agreement, Lessee hereby gives, grants and assigns to Lessor, its successors and assigns, a security interest in all of Lessee’s rights under and interest in the Equipment and all proceeds of the foregoing. Such security interest shall secure Lessee’s obligations with respect to all Schedules and agreements between Lessee and Lessor. Lessee hereby

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irrevocably appoints Lessor or its designee as Lessee’s agent and attorney-in-fact to sign such instrument(s) on Lessee’s behalf and to file them.

25. MISCELLANEOUS:

(a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, ADDENDA OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b) Time is of the essence of this Agreement. Lessor’s failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor’s right at any other time to demand strict compliance with this Agreement. If more than one Lessee is named in this Agreement, the liability of each shall be joint and several. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing by notice as prescribed in this Agreement. This Agreement and any addendum, schedule and annexes hereto constitute the entire agreement of the parties with respect to the subject matter hereof. No prior proposals, statements, course of dealing, or usage of trade will be a part of this Agreement. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

(c) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor’s effecting such compliance shall not be a waiver of Lessee’s default.

(d) Any provisions in this Agreement, any Schedule, addendum or amendment hereto that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto, but the remaining provisions shall remain enforceable as written.

(e) This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with, the internal laws of the State of Wisconsin (without regard to the conflict of laws principles of such State, including all matters of construction, validity and performance), regardless of the location of the Equipment.

(f) Any cancellation or termination by Lessor, pursuant to the provisions of this Agreement, any Schedule, addendum or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee or any Guarantor from any then outstanding Lease Obligations.

(g) Lessee agrees that neither it nor its affiliates will in the future issue any press release or other public disclosure using the name of General Electric Capital Corporation or its affiliates or referring to this Agreement without at least two (2) business days’ prior notice to Lessor and without the prior written consent of Lessor unless (and only to the extent that) Lessee or its affiliate is required to do so under law and then, in any event, such Lessee or affiliate will consult with Lessor before issuing such press release or other public disclosure. Lessee consents to the publication by Lessor of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(h) There is no restriction either express or implied on any disclosure or dissemination of the structure or tax aspects of the transactions contemplated by this Agreement. Further, the Lessor acknowledges that it has no proprietary rights to any tax matter or tax idea or to any element of the transaction structure.

(I) This Agreement and any related documents may be authenticated by manual signature, facsimile or, if approved in writing by Lessor, electronic means, all of which shall be equally valid.

(j) The parties agree that this Agreement and each Schedule constitutes a “Finance Lease” under Uniform Commercial Code Section 2A-103(g).

26. GUARANTY OF LEASE OBLIGATIONS: All of the Lease Obligations (including Lease Obligations arising under any Schedule that has been assigned pursuant to Section 19 hereof) shall be guaranteed by each of Lessee’s Restricted Subsidiaries and each additional Person that shall, from time to time, become a guarantor of such Lease Obligations (each such Person a “Guarantor”) and shall be evidenced by a Guaranty in the form attached hereto as Exhibit C (a “Guaranty”). At the prior written request of Lessee (which shall be made at least 10 days in advance) and as permitted by the terms of this Agreement, so long as no Event of Default exists or would result therefrom, Lessor shall release the Guaranty of any particular Guarantor under any of the following circumstances: (i) such Guarantor becomes an Unrestricted Subsidiary; and (ii) such Guarantor is liquidated, dissolved or sold to a third party that is not affiliated with Lessee, provided that such liquidation, dissolution or sale is permitted by the terms and conditions of that certain Amended and Restated Credit Agreement, dated as of December 31, 2003, between Lessee and General Electric Capital Corporation, as agent and lender, as the same may be amended or modified from time to time (and if such Credit Agreement is terminated or replaced at any time, as such Credit Agreement existed immediately prior to such termination or replacement). In addition, at the prior written request of Lessee (which shall be made at least 10 days in advance), so long as no Event of Default has occurred and is continuing, Lessor shall release all Guaranties of each Guarantor; provided, however, that upon the release of the Guaranties by Lessor under the terms and conditions of this sentence, Lessee shall be obligated to increase the Cash Collateral amount to the sum of (1) thirty percent (30%) of the Adjusted Aggregate Stipulated Loss Value with respect to Equipment manufactured by a Person other than an Affiliate of Lessor and (2) twenty percent (20%) of the Adjusted Aggregate Stipulated Loss Value with respect to Equipment manufactured by an Affiliate of Lessor.

27. LESSEE/CO-LESSEE GUARANTEES:

(a) With respect to any Schedule that has been assigned pursuant to Section 19(a), Lessee and Co-Lessee agree that each of them shall be jointly and severally liable for, and each Co-Lessee hereby absolutely and unconditionally guaranty to Lessor and its successors and assigns, the full and prompt payment (whether at maturity, by acceleration or otherwise) and performance of, all Lease Obligations arising thereunder, owed or hereafter owing to Lessor. Each Co-Lessee agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 27 shall

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not be discharged until payment and performance, in full, of the Lease Obligations thereunder has occurred, and that its obligations under this Section 27 shall be absolute and unconditional, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Lease Document or any other agreement, document or instrument to which Lessee or any Co-Lessee is or may become a party, (ii) the absence of any action to enforce this Agreement (including this Section 27) or any other Lease Document or the waiver or consent by Lessor with respect to any of the provisions thereof, (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Lease Obligations or any action, or the absence of any action, by Lessor in respect thereof (including the release of any such security). the insolvency of Lessee, any Co-Lessee or any Guarantor, or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Lessee and each Co-Lessee shall be regarded, and shall be in the same position, as principal debtor with respect to the Lease Obligations guaranteed hereunder.

(b) Each of Lessee and Co-Lessee expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lessor to marshall assets or to proceed in respect of the Lease Obligations guaranteed hereunder against any other guarantor of such Lease Obligations, any other party or against any security for the payment and performance of the Lease Obligations before proceeding against, or as a condition to proceeding against, such Lessee or Co-Lessee. It is agreed among Lessee, Co-Lessee and Lessor that the foregoing waivers are of the essence of the transaction contemplated by any assignment made pursuant to Section 19(a) and that, but for the provisions of this Section 27 and such waivers, Lessor would decline to enter into or permit Lessee or Co-Lessee to enter into such assignment.

(c) Lessee and Co-Lessee agree that the provisions of this Section 27 are for the benefit of Lessor and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Lessee and Lessor or the Co-Lessee and Lessor, the obligations of either Co-Lessee or Lessee, respectively, under the Lease Documents.

(d) Notwithstanding anything to the contrary in this Agreement or in any other Lease Document, each of Lessee and Co-Lessee hereby expressly and irrevocably subordinates to payment of the Lease Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Lease Obligations are indefeasibly paid in full in cash. Each Lessee and Co-Lessee acknowledges and agrees that this subordination is intended to benefit Lessor and shall not limit or otherwise affect such Lessee’s or Co-Lessee’s liability hereunder or the enforceability of this Section 27, and that Lessor and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 27(d).

(e) If Lessor may, under applicable law, proceed to realize its benefits under any of the Lease Documents giving Lessor a Lien upon any collateral, whether owned by Lessee, Co-Lessee or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lessor may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 27. If, in the exercise of any of its rights and remedies, Lessor shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against Lessee, Co-Lessee or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Lessee and Co-Lessee hereby consents to such action by Lessor and waives any claim based upon such action, even if such action by Lessor shall result in a full or partial loss of any rights of subrogation that each Lessee and Co-Lessee might otherwise have had but for such action by Lessor. Any election of remedies that results in the denial or impairment of the right of Lessor to seek a deficiency judgment against Lessee or Co-Lessee shall not impair the Lessee’s or Co-Lessee’s obligation to pay the full amount of the Lease Obligations under an applicable Schedule. In the event Lessor shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Lease Documents, Lessor may bid all or less than the amount of the Lease Obligations under any given Schedule and the amount of such bid need not be paid by Lessor but shall be credited against the Lease Obligations under such Schedule. The amount of the successful bid at any such sale, whether Lessor or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Lease Obligations under any such Schedule shall be conclusively deemed to be the amount of the Lease Obligations guaranteed under this Section 27, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lessor might otherwise be entitled but for such bidding at any such sale.

(f) Notwithstanding any provision herein contained to the contrary, each of Lessee’s and Co-Lessee’s liability under this Section 27 (which liability is in any event in addition to amounts for which such Lessee or Co-Lessee may otherwise be primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of (i) the net amount of the Lease Obligations advanced under any applicable Schedule and (ii) the amount that could be claimed by Lessor from either Lessee or Co-Lessee under this Section 27 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Lessee’s or Co-Lessee’s right of contribution and indemnification from each other.

(g) The liability of Lessee and Co-Lessee under this Section 27 is in addition to and shall be cumulative with all liabilities of each of Lessee and Co-Lessee to Lessor under this Agreement and the other Lease Documents to which such Lessee or Co-Lessee is a party without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

28 POST CLOSING OBLIGATIONS: Lessee shall deliver to Lessor upon request such legal opinions of local counsel to Lessee and its Consolidated Subsidiaries as Lessor may require, each in form and substance satisfactory to Lessor.

29 AMENDMENT AND RESTATEMENT; NO NOVATION: This Agreement constitutes an amendment and restatement of the Original Master Lease Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the rights or obligations under the Original Master Lease Agreement, all of which shall continue in full force and effect as modified hereby. Without limiting the foregoing, all Schedules under the Original Master Lease Agreement (the “Existing Schedules”) shall become Schedules under this Agreement.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

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LESSOR:		LESSEE:

General Electric Capital Corporation		RADIOLOGIX, INC.

By:	/s/ Douglas R. Lynch	By:	/s/ Sami S. Abbasi
Name:	Douglas R. Lynch	Name:	Sami S. Abbasi
Title:	Duly Authorized Signatory	Title:	Executive Vice President and Chief Operating Officer

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Annex A

To

Amended and Restated Master Lease Agreement

Definitions

“Adjusted Aggregate Stipulated Loss Value” shall mean the Aggregate Stipulated Loss Value decreased by the amount of any Stipulated Loss Value Adjustment that exists for a given Schedule.

“Advance Payment” shall mean an advance charge paid by Lessee to Lessor prior to the signing of any Schedule equal to one percent (1%) of the Funded Amount.

“Advance Rent” shall mean an amount payable by Lessee to Lessor equal to the first rent payment due under an applicable Schedule less the Advance Payment paid on such Schedule.

“Aggregate Funded Amount” shall mean the aggregate amount of all Funded Amounts under all Schedules.

“Aggregate Stipulated Loss Value” shall mean the aggregate amount of all Stipulated Loss Values outstanding to Lessor.

“Applicable GEMS Equipment Buy-Out Percentage” shall mean the percentages set forth below for each type of GEMS Equipment, provided that such percentages are subject to increase or decrease in accordance with changes to (i) the 5-Year Interest Rate Swaps as quoted in the Wall Street Journal and (ii) Lessor’s residual policy for each equipment type, and any such change (x) may occur at any time and is not subject to notice to Lessee and (y) shall only apply to Schedules entered into on or after the occurrence of such change.

GE MR Equipment	43.81%
GE CT Equipment	39.83%
GE CT/PET Equipment	43.14%

“Applicable GEMS Equipment Rent Percentage” shall mean the percentages set forth below for each type of GEMS Equipment, provided that such percentages are subject to increase or decrease in accordance with changes to (i) the 5-Year Interest Rate Swaps as quoted in the Wall Street Journal and (ii) Lessor’s residual policy for each equipment type, and any such change (x) may occur at any time and is not subject to notice to Lessee and (y) shall only apply to Schedules entered into on or after the occurrence of such change.

GE MR Equipment	1.6189%
GE CT Equipment	1.6841%
GE CT/PET Equipment	1.6489%

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” shall mean with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” shall mean with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral” shall mean (i) irrevocable, clean, standby letters of credit issued by a bank reasonably acceptable to Lessor and on terms otherwise acceptable to Lessor and/or (ii) a pledge of cash or cash equivalent deposits to be deposited into the Cash Collateral Account.

“Cash Collateral Account” means a deposit account maintained with a bank that is reasonably acceptable to Lessor and which is subject to a tri-party agreement as required pursuant to Section 14(b).

“Consolidated Subsidiary” shall mean, at any date, any Subsidiary the accounts of which would be consolidated with those of Lessee in the consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Documentation Fee” shall mean a fee in the amount of $450 (or such increased amount as Lessor may deem appropriate in accordance with the terms of Section 1A.(e) of this Agreement) payable by Lessee to Lessor prior to the entering into of each Schedule to cover Lessor’s expenses in connection with entering into such Schedule, including without limitation, documentation preparation, document transmittal, credit write-ups, Lien searches and Lien filing fees.

“Early Buy-Out Date” shall mean the date set forth on an Early Buy-Out Addendum for a given Schedule, which date is prior to the end of the term of such Schedule and is determined in accordance with Section 15 of this Agreement.

“Early Buy-Out Option” shall mean the Lessee’s option to purchase Equipment on a given Schedule prior to the end of the term of such Schedule pursuant to and in accordance with Section 15 of this Agreement.

Master Lease for Equipment Financing	Page 11 of 13

“EBITDA” shall mean for any fiscal period (calculated without duplication), an amount equal to (a) consolidated net income of the Lessee and the Guarantors for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) (A) any item of extraordinary gain or (B) any item of nonrecurring gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock, for such period, and (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Persons (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of such Persons for such period in accordance with GAAP, but without duplication, minus (c) any cash payments made in respect of (A) any item of extraordinary loss or (B) any item of nonrecurring loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock, accrued during a prior period and added back to EBITDA in such prior period pursuant to clause (d)(v) below, plus (d) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) the amount of depreciation and amortization for such period, (iv) the amount of any deduction to consolidated net income as the result of any stock option expense, and (v) the amount of any item of (A) nonrecurring loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock and (B) extraordinary loss, in each case ((A) and (B)) to the extent not paid in cash in such period, in each case ((i) through (iv)) to the extent included in the calculation of consolidated net income of the Lessee and Guarantors for such period in accordance with GAAP, but without duplication. For purposes of this definition and without duplication, the following items shall be excluded in determining consolidated net income of the Lessee and Guarantors: (1) the undistributed earnings of any Guarantor to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such subsidiary; (2) EBITDA from any non-Guarantor subsidiary to the extent not actually received in cash by the Lessee or a Guarantor or to the extent that the aggregate of such EBITDA actually so received shall exceed 20% of the consolidated EBITDA from the Lessee and Guarantors for such period); (3) any restoration to income of any extraordinary contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; and (4) any item of expense related to goodwill impairment or valuation losses as reflected in the Lessee’s and Guarantors’ financial statements.

“Fixed Charge Coverage Ratio” shall mean for any trailing four fiscal quarters from a given test date, the ratio of (a) the sum during such period of (i) EBITDA, minus (ii) cash payments of income taxes, minus (iii) Capital Expenditures minus (iv) additions to working capital, plus (v) decreases in working capital, minus (vi) cash investments in non-Guarantors, in each case (ii), (iii), (iv), (v) and (vi) for the Lessee and Guarantors, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean for any fiscal period for the Lessee and Guarantors, the aggregate of all Interest Expense paid or accrued by such Persons during such period (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense), plus scheduled payments of principal with respect to Indebtedness of Lessee and Guarantors during such period.

“FMV Early Option Price” shall mean the price set forth on an Early Buy-Out Addendum for a given Schedule, which price shall be a reasonable prediction of the fair market value of the Equipment on such Schedule as of the applicable Early Buy-Out Date and which shall be determined in accordance with Section 15.

“Funded Amount” shall mean the total cost (including soft costs) of Equipment financed on a given Schedule at the time such Schedule is signed.

“GE CT Equipment” shall mean certain computed tomography equipment manufactured by GEMS.

“GE CT/PET Equipment” shall mean certain computed tomography/positron emission tomography equipment manufactured by GEMS.

“GE MR Equipment” shall mean certain magnetic resonance equipment manufactured by GEMS.

“GEMS” shall mean GE Medical Systems, a division of General Electric Company

“GEMS Equipment” shall mean GE MR Equipment, GE CT Equipment and GE CT/PET Equipment.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such Indebtedness, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (d) to indemnify the owner of such Indebtedness against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the Indebtedness in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Indebtedness” of any Person shall mean without duplication (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, but excluding trade accounts payable incurred and paid in the ordinary course of business that are not deferred or overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not contingent on matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (h) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (i) any of the foregoing referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) Guaranteed Indebtedness.

“Interest Expense” shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for such period, including, in any event, interest expense with respect to any Indebtedness of such Person.

Master Lease for Equipment Financing	Page 12 of 13

“Joint Venture” shall mean a Person: (a) the stock or other equity interests of which are held by Lessee or its Subsidiaries and a hospital or other healthcare organization not owned by Lessee or one of its Subsidiaries; and (b) the principal activity of which is to own, lease, or operate a radiological diagnostic, treatment, or imaging center, device, or department and/or facilities providing services ancillary to such center, device, or department.

“Joint Venture Holding Company” shall mean a Subsidiary of Lessee or one of its Subsidiaries that has no assets other than (a) minute books, its corporate name and licenses, and other assets of immaterial value arising incidentally to its existence, and (b) stock or other investments in one or more Joint Ventures.

“Lease Documents” shall mean this Agreement, the Guaranty, all Schedules to this Agreement and all other agreements, instruments, documents and certificates executed in connection therewith.

“Lease Obligations” shall mean all obligations, including all covenants and duties, of Lessee or any Guarantor arising under this Agreement or any other Lease Documents owing to Lessor.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any Capital Lease or other financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of the Lessee and its subsidiaries taken as a whole or the industry in which such Persons operate, (b) the business, assets, operations, prospects or financial or other condition of the Lessee and its subsidiaries taken as a whole, or the industry in which they operate, (c) Lessee’s ability to pay rent under any of the Schedules or Lessee’s or any Guarantors ability to otherwise perform the Lease Obligations in accordance with the terms of the Agreement or any Lease Document, (d) the Equipment or any other collateral of Lessor or any of Lessor’s Liens on such Equipment or collateral or the priority of such Liens or (e) Lessor’s rights and remedies under the Agreement and the other Lease Documents.

“Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Restricted Subsidiary” shall mean Lessee’s Consolidated Subsidiaries other than Unrestricted Subsidiaries, as more particularly set forth on Schedule I to this Agreement, and each additional Consolidated Subsidiary hereafter formed or acquired by Lessee that is not an Unrestricted Subsidiary.

“Senior Notes” means the $160,000,000, 10.5% Senior Notes of Lessee due December 15, 2008.

“Stipulated Loss Value Adjustment” shall mean, for any given Schedule, the difference between the Stipulated Loss Value from time to time in effect and the Funded Amount to the extent that the Stipulated Loss Value exceeds the Funded Amount.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%). Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Lessee.

“Total Debt Leverage Ratio” shall mean, at any time, the ratio of: (A) the amount of Indebtedness of Lessee and Guarantors outstanding at such time to (B) EBITDA for the most recently ended four fiscal quarters.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Wisconsin; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of any security interest of Lessor is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Wisconsin, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Subsidiary” shall mean (i) a Joint Venture Holding Company, (ii) Joint Ventures (unless Lessee elects by prior written notice to the Agent that a Joint Venture be deemed a Restricted Subsidiary), or (iii) a direct or indirect Subsidiary that does not hold, own or have any interest in the Equipment and that has no material operations or material assets. Unrestricted Subsidiaries shall also include M&S Imaging Partners, L.P., unless Lessee does not complete the sale of all or substantially all of such Subsidiary’s assets on or before June 30, 2004. Lessee may, upon at least 15 days written notice to Lessor, elect that a Restricted Subsidiary become a Unrestricted Subsidiary so long as (a) no default or event of default exists both before or after giving effect to such election, and (b) the Restricted Subsidiary would otherwise qualify as an Unrestricted Subsidiary pursuant to this definition.

Master Lease for Equipment Financing	Page 13 of 13